UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

(Name of Persons Filing Proxy Statement, if Other Than the Registrant)

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The attached letter is being sent to unitholders on May 9, 2011.

Q Funding III, L.P. and Q4 Funding, L.P.
301 Commerce Street, Suite 3200
Fort Worth, Texas 76102-4140

May 5, 2011

Dear Fellow Cedar Fair Unitholders:

We are again asking you to demand a positive change at our Company. It is unfortunate that we even have to pursue this path given the strong message that unitholders resoundingly sent to the Board of Directors and management team a short while ago; however, the Company says that unitholders do not have any right to nominate directors. This presents a problem for anyone who cares about having their vote matter. Without the right to nominate, the right to elect in a plurality voting system (as opposed to a majority voting system) means nothing. For example, if a board were to hypothetically nominate Bernie Madoff for an open slot, there could be no competing candidates offered to unitholders to oppose him.

Now suppose every single unitholder withholds its votes for Bernie Madoff as one would suspect they might. That means that 55 million units do not want Bernie Madoff elected to a company's board. However, all it takes is one single vote for Bernie Madoff to be elected to the board of directors. Just one vote!!! As long as one single unit casts its vote for Bernie Madoff (presumably cast by management since they nominated Bernie Madoff in the first place, and they own a few units), then Bernie Madoff would be elected to the board. Unitholders would be powerless to stop this since they do not have the right to nominate a candidate (no matter how qualified that candidate might be).

The key is that unitholders can only withhold their 55 million votes. They cannot vote for someone they actually like - precisely because they are prevented from nominating candidates. Does this sound like a good situation for unitholders? Obviously, it is not. While we are not implying that a reasonable board would nominate someone like Bernie Madoff as a director, this highlights the enormity of the problem that unitholders currently face without nomination rights.

Fortunately, the Board has recognized that unitholders might want to fix this issue and has proposed two amendments that would allow unitholders to nominate directors for election to the Board. Although we do not see eye-to-eye with the Board on many issues, we do support what the Board has proposed here, and we do give credit where credit is due. Proposal 1 is an amendment to the Regulations to permit the Partnership Agreement to include a provision giving unitholders the right to nominate directors for election to the Board. Proposal 2 is an amendment to the Partnership Agreement to establish certain procedures and information requirements pursuant to which unitholders can nominate directors for election to the Board. Combined, these two amendments are what is necessary to avoid the problem described above.

In order for unitholders to approve Board Proposal 1 and Board Proposal 2 above, the Board set the approval threshold at 80% of the outstanding Units of the Company entitled to vote, consistent with the Regulations, so it is therefore critically important that ALL unitholders (i) check the FOR boxes, (ii) sign and (iii) date their proxy cards. Because of the extremely high threshold set by the Board, each unitholder must vote its Units, as simply not voting will count as a vote AGAINST the Board Proposals.

Q Investments, therefore, urges ALL unitholders to support the Company's amendments and return the proxy card you should have already received from the Company with a vote FOR each of the two director nomination resolutions. If you have misplaced or have not yet received the proxy card from the Company, another card is enclosed for your convenience.

Sincerely yours,

Q Funding III & Q4 Funding

IMPORTANT

Please review this document carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Units you own.

1.  If your Units are registered in your own name, please sign, vote FOR each proposal, date and mail the Company's WHITE proxy card to the Company.

2.  If your Units are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a voting instruction form with respect to your Units. Accordingly, to ensure that your Units are voted, you should contact the person responsible for your account and give instructions for a voting instruction form to be issued representing your Units.

3.  If you have previously signed and returned a WHITE proxy card sent to you by the Company, you have every right to change your vote. Only your latest dated card will count. According to the Company Proxy Statement, any proxy granted on the Company's WHITE proxy card, through the Internet or by telephone may be revoked by the person giving it at any time before its exercise by delivering to the Corporate Secretary of the Company, at One Cedar Point Drive, Sandusky, Ohio 44870, a written notice of revocation or a properly executed later-dated proxy, by attending the Special Meeting and voting in person or by using the toll-free telephone number or internet website address on the Company's WHITE proxy card.

If you have any questions concerning this letter or need help voting your Units, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Unitholders Call Toll-Free: (800) 488-8075
Banks and Brokerage Firms Call: (212) 269-5550